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                                                                    EXHIBIT 99.2

Mark Rozelle                                               Jonathan P. Atwood
Investor Relations                                         Media Relations
(203) 622-3520                                            (203) 622-3549





                COURT EXTENDS AUTOMATIC STAY FOR POSTING OF BOND


GREENWICH, CONN., March 30, 2000 - UST Inc. (NYSE: UST) announced today that the United States District Court for the Western District of Kentucky has entered an order which will provide the Company with the time and opportunity to have the Court consider the amount of any bond that should be provided pending the Court's review of the judgment entered against the Company's subsidiary, United States Tobacco Company, on Tuesday. A UST spokesman stated that the Court's order will allow the Court to review the matter before any bond is required to be posted.

The Court's order stays execution of the judgment and defers any bonding requirement relating to the stay until the issue has been fully briefed and presented to the Court. The Court established a briefing schedule ending on or about May 3, 2000. In connection with the order, defendants agreed not to enter into or conduct any corporate transactions that would jeopardize any security responsible for the judgment.

                                      # # #

UST, through its subsidiaries, is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Copenhagen Long Cut, Skoal, Skoal Long Cut, Skoal Bandits, Rooster and Red Seal. Other consumer products marketed by UST subsidiaries include premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest and Villa Mt. Eden wineries as well as sparkling wine produced under the Domaine Ste. Michelle label and premium cigars including Don Tomas, Don Tomas Special Edition, Astral and Habano Primero.